Exhibit 99.1

November 23, 2010

Dear Cornerstone Realty Fund, LLC (“CRF” or the “Fund”) Investor:

This letter is to inform you that CRF’s managing member is making an adjustment to the Unit Repurchase Program. The Unit Repurchase Program was suspended earlier this year pending CRF’s securing of debt financing approved by the unit holders.

CRF has secured a commitment for debt financing from an unaffiliated lending institution and we anticipate that the financing will be in place by year end. At that time, the managing member will evaluate the Fund’s cash resources and requirements and consider re-establishing redemptions accordingly.

For those unit holders seeking early redemption of their investment in accordance with the Unit Repurchase Program if it is re-established, the unit repurchase price will be adjusted from $294 per unit to $235 per unit, effective December 31, 2010.  This unit repurchase price adjustment is based on the most recent internal evaluation of the liquidation value of units in the Fund of $285 per unit.  The Fund is legally required to dissolve and liquidate its properties on or before December 31, 2012.  Remember, there are limitations and restrictions on early redemptions.*

The CRF Unit Repurchase Program includes the following provision with regard to the unit repurchase price:

“The unit repurchase price is subject to adjustment as determined from time to time by the Company’s Managing Member, but will not be adjusted more than four (4) times in any calendar year.  The Company will provide notice to unit holders of any price adjustment at least thirty (30) days prior to the effectiveness of the adjustment.”

We greatly appreciate your participation in CRF and your investment endurance as we work through this challenging commercial real estate and economic environment.  If you have any questions, please contact us at (877) 805-3333.

Sincerely,

Sharon Kaiser
Chief Financial Officer
Cornerstone Ventures, Inc.

Cornerstone Ventures, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC
Pacific Cornerstone Capital, Inc. is an affiliate of Cornerstone Ventures, Inc.

*The unit repurchase program is subject to certain conditions and limitations. Repurchases are subject to the limitations of Section 17254 of the Beverly-Killea Limited Liability Company Act, which prohibits repurchases if the Fund would be unable to pay its debts as they become due in the usual course of business or if the Fund’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights of members upon dissolution. In addition, repurchases could be restricted if such repurchases would jeopardize the status of the Fund as a partnership for federal income tax purposes or cause the Fund to be treated as a publicly-traded partnership. To minimize the adverse effect on regular cash distributions to members and to avoid the possibility of adverse tax consequences, we plan to initially cap the number of units that can be redeemed in any calendar year at two percent (2%) of the total amount of units outstanding. The managing member may impose other conditions and limitations upon repurchases that the managing member determines in its sole discretion.

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Realty Fund, LLC (CRF) that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this letter. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of CRF’s properties, the successful occupancy of the properties, uncertainties relating to changes in general economic and real estate conditions; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.